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                                    EXHIBIT 1
                  ESCROW AGREEMENT IN ACCORDANCE WITH RULE 419
                        UNDER THE SECURITIES ACT OF 1933

         ESCROW AGREEMENT, dated as of April 30, 2004, (the "Agreement") by and between International Commerce Development Corporation, a Delaware corporation (the "Company) Jersey Transfer and Trust. (the "Escrow Agent").

         The Company, will sell up to 2,800,000 shares of Common Stock, par value $.001 (the "shares"), as more fully described in the Company's definitive Prospectus dated May __, 2004 comprising part of the company's Registration Act of 1933, as amended (the "Act") (File No. 33-xxxxx) declared effective on _____, 2004 (the "Prospectus").

         The Company desires that the Escrow Agent accept all offering proceeds, with no deduction of cash paid for underwriting commissions, underwriting expenses and dealer allowances and amounts permitted to be released to the Company under Rule 419(b)(2)(vi), a copy of which rule is attached hereto and made a part hereof, to be derived by the company from the sale of the shares (the "Offering Proceeds"), as well as the share certificates representing the shares issued in connection with the company's offering, in escrow, to be held and disbursed as hereinafter provided. The company desires that the assets be held in U.S. Treasury money market fund. Furthermore the escrow funds will be deposited at Hudson United Bank, an FDIC bank and depository.

      NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. The company hereby appoints the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

     2. Deposit of Offering Proceeds and Share Certificates. Subject to Rule 419, upon the Company's receipt and acceptance of subscriptions and Offering Proceeds, the Company shall promptly deliver to the Escrow Agent a certified or bank check in the amount of the Offering Proceeds drawn to the order of the Escrow Agent or, alternatively, drawn to the order of the Company but endorsed by the Company for collection by the Escrow Agent and credited to the Escrow Account.

          All share certificates representing the Shares issued in connection with the Company's offering shall also be deposited by the Company directly into the Escrow Account promptly upon issuance. The identity of the purchasers of the securities shall be included on the stock certificates or other documents evidencing such securities. Securities held in the Escrow Account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights with respect to securities held in their names, as provided by applicable state law. No transfer or other disposition of


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          securities held in the Escrow Account or any interest related such securities shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue code of 1986 as amended [26 U.S.C. 1 et seq.], or Title 1 of the Employee Retirement Income Security Act [29 U.S.C. 1001 et seq.], or the rules thereunder.

          Warrants, convertible securities or other derivative securities, if any, relating to securities held in the Escrow Account may be exercised or converted in accordance with their terms; provided however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the Escrow Account.

     3. Disbursement of the Escrow Account. Upon the earlier of (i) receipt by the Escrow Agent of a signed representation from the Company to the Escrow Agent, that the requirements of Rule 419(e)(1) and (e)(2) have been met, and consummation of an acquisition(s) meeting the requirements of Rule 419(e)(2) or (ii) written notification from the Company to the Escrow Agent to deliver the Offering Proceeds to another escrow agent in accordance with Paragraph 5.8 then, in such event, the Escrow Agent shall disburse the Offering Proceeds (inclusive of any interest thereon) to the Company and the securities to the purchasers or registered holders identified on the deposited securities or deliver the Offering Proceeds and securities to such other escrow agent, as the case may be, whereupon the Escrow Agent shall be released from further liability hereunder.

          Notwithstanding the foregoing, if an acquisition meeting the requirements of Rule 419(e)(1) has not occurred by a date within 9 months after the effective date of the Registration Statement, funds held in the Escrow Account shall be returned by first class mail or equally prompt means to the purchasers within five business days following that date. All accrued interest will be distributed to the purchasers on a pro-rated basis.

     4.   Concerning the Escrow Agent.

          The Escrow Agent shall not be liable for any actions taken or omitted by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or person.


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          The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

          The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the person executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent under the provisions hereof.

          The Escrow Agent shall not be liable for any loss which may be incurred by reason of any investment of any monies or properties which it holds hereunder. The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

          The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such expense or loss. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder. Upon the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Account or it may deposit the Escrow Account with the clerk of any appropriate court or it may retain the Escrow Account pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Account is to be disbursed and delivered.


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          The Escrow Agent shall be entitled to reasonable compensation from the
          Company for all services rendered by it hereunder.

          From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

          The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the Company at least thirty (30) days' prior written notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, all monies and property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed in the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Account with any court it deems appropriate.

          The Escrow Agent shall resign and be discharged form its duties as Escrow Agent hereunder if so requested in writing at anytime by the Company, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided above. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability thereunder for its own gross negligence or its own willful misconduct.

     5.   Miscellaneous.

          This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Connecticut.

          This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

          This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.


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          Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two (2) days after the date of mailing. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

WITNESS the execution of this Agreement as of the date first above written.

INTERNATIONAL COMMERCE DEVELOPMENT CORPORATION

By:   /s/ Kenneth V. Holloway
    ---------------------------------
Kenneth V. Holloway, President


This Escrow Agreement is accepted as of the 30th day of April, 2004.

Jersey Transfer and Trust

By:   /s/ Howard Manger  May 3, 2004
    ----------------------------------



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                                   Schedule A

1.       Taxpayer Identification Numbers.

         The Company, ICDC:       200369985

2. Termination and Disbursement. Unless earlier terminated by the provisions of the Escrow Agreement, the Escrow Period will terminate on ________________, ____. Any Escrow Funds remaining on such date shall be distributed ____% to Depositor and ______% to Recipient in accordance with Section 4 of the Escrow Agreement.

3. Investment Instructions. The Company desires that all escrow funds be invested in U. S. Treasury Money Market Funds.

4.       Representatives.

         The following person is hereby designated and appointed as Depositor Representative under the Escrow Agreement:

         Company Representative
         Kenneth V. Holloway                     Kenneth V. Holloway
         Name                               -----------------------------
         SS#:###-##-####                         Specimen signature
         DOB: 6/11/52




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8.       Notice Addresses.

                                                    Principal Place of Business,
                                                    if different
If to the Company at:  33 Easton Avenue
                       Waterbury, CT  06704
                       ATTN: Kenneth V. Holloway
                       Facsimile: 203-756-4418
                       Telephone: 203-756-4335

                       cc; Shustak, Jalil,  and Heller
                       400 Park Avenue
                       NY, NY 10022
                       ATTN: Richard Heller
                       Facsimile:  212-688-6151
                       Telephone: 212-688-5900


If to Escrow Agent:   Jersey transfer and Trust
                      201 Bloomfield Ave.
                      Verona, NJ 07044
                      Attn. Howard Manger
                      Telephone: 973-239-2712
                      Facsimile: 973-833-0431



FEE SCHEDULE

$2500.00 to open the Escrow Account
$25.00 charge for each transaction
$5.00 charge for any check sent back to purchaser
$5.00 charge for any 1099 sent to purchaser